                                                                     EXHIBIT 4.3


                                  FORM A AND C
                                ESCROW AGREEMENT

             (Combined Automatic and Performance Escrow Agreement)

         THIS AGREEMENT dated for reference the 1st day of April, 1996.


AMONG:

          KWIKSTAR COMMUNICATION LTD., a body corporate incorporated under the laws of the Province of Alberta, having its registered office in the City of Calgary, in the Province of Alberta
          (hereinafter called the "Issuer")

                                                               OF THE FIRST PART
                                    - and -

          MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, having an office in the City of Calgary, in the Province of Alberta
          (hereinafter called the "Trustee")

                                                              OF THE SECOND PART
                                    - and -

          MPR TELTECH LTD. AND 945 INVESTMENTS LTD. (hereinafter together called the "Security Holders")

                                                               OF THE THIRD PART


     WHEREAS the Security Holders and the Issuer entered into Agreements dated for reference November 15, 1995 whereby the Security Holders agreed to sell certain property (the "Property") to the Issuer, the consideration for the Property being the allotment of securities in the Issuer to the Security Holders, the Property and the number of securities to be held in escrow (the "Escrowed Securities") and the name of the Security Holders presently owning or about to receive the Escrowed Securities being respectively and more particularly described in Schedule "A" attached to and forming part of this Agreement.

     AND WHEREAS in order to comply with the requirements of The Alberta Stock Exchange, the Security Holders are desirous of depositing in escrow the Escrowed Securities.

     AND WHEREAS the Trustee has agreed to undertake and perform its duties according to the terms and conditions of this Agreement.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the sum of One ($1.00) Dollar paid by the parties to each other, receipt of this sum being
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                                       2

acknowledged by each of the parties, the Security Holders covenant and agree with the Issuer and with the Trustee, and the Issuer and the Trustee covenant and agree each with the other and with the Security Holders, as follows:

1. Where used in this Agreement, or in any amendment or supplement hereto, unless the context otherwise requires, the following words and phrases shall have the meaning ascribed to them below:

     (a) "Cash Flow" means net income derived by DCI, adjusted for the following add-backs:

          (i)    depreciation;
          (ii)   depletion;
          (iii)  deferred taxes; and
          (iv)   amortization;

          provided that the net income derived by DCI and the above addbacks shall be in the amounts shown on DCI's unconsolidated audited financial statements or as verified by the Issuer's auditors, if not shown on such financial statements.

     (b)  "DCI" means Digital Courier International Inc.

     (c) "Financial Breakeven Level" shall occur on the first date on which the cumulative (non-consolidated) net income for DCI minus the cumulative (non-consolidated) net loss, plus cumulative depreciation, amortization, interest and income taxes for the period from November 15, 1995 to the relevant time all as calculated in accordance with generally accepted accounting principles, is greater than one dollar.

     (d) "Major Transaction" means the acquisition of all the issued and outstanding securities of DCI by the Issuer.

     (e) "Related Party" means promoters, officers, directors, other insiders of the Issuer and any associates or affiliates of the foregoing.

2. The Security Holders hereby place and deposit in escrow with the Trustee the Escrowed Securities which are represented by the certificates described in Schedule "A" and the Trustee hereby acknowledges receipt of those certificates. The Security Holders agree to deposit in escrow any further certificates representing securities in the Issuer which they may receive as a stock dividend on the Escrowed Securities and to deliver to the Trustee immediately on receipt thereof the certificates for any such further securities and any replacement certificates which may at any time be issued for the Escrowed Securities.

3. The parties hereto hereby agree that, subject to the provisions of paragraph 6 herein, the Escrowed Securities and the beneficial ownership of any or interest in them and the certificate representing them (including any replacement securities or certificates) shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within

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                                       3

     escrow, or otherwise in any manner dealt with, without the written consent of The Alberta Stock Exchange (hereinafter referred to as the "Exchange") given to the Trustee, or except as may be required by reason of the death or bankruptcy of the Security Holders, in which case the Trustee shall hold the said certificates subject to this Agreement, for whatever person, or company shall be legally entitled to become the registered owner thereof. Notwithstanding the foregoing or any other provisions of this agreement, the Exchange will consent to the release from escrow of the number of Escrowed Securities required to complete a secondary offering of one or both of the Security Holders by way of prospectus filed in any jurisdiction in Canada, provided that DCI shall have first reached the Financial Breakeven Level.

4. The Security Holders direct the Trustee to retain the Escrowed Securities and the certificates (including any replacement securities or certificates) representing them and not to do or cause anything to be done to release them from escrow or to allow any transfer, hypothecation or alienation thereof, without the written consent of the Exchange. The Trustee accepts the responsibilities placed on it by the Agreement and agrees to perform them in accordance with the terms of this Agreement and the written consents, orders or directions of the Exchange.

5. If one or more of the Security Holders apply to the Exchange for a consent for a transfer within escrow they shall, before applying, give reasonable notice in writing of their intention to the Issuer and the Trustee.

6.   The Exchange will:

     (a) allow for the automatic release from escrow of the Escrowed Securities as to one-third thereof on each of the first, second and third anniversaries of March 5, 1996; and

     (b) notwithstanding paragraph 6(a), consent to the release from escrow of one share for each $0.22 of cumulative Cash Flow of DCI.

     Any release from escrow under this paragraph 6(a) shall be automatic and shall not require any further authorization from the Exchange. Any release from escrow under this paragraph 6(b) shall be made pursuant to a written application on behalf of the Issuer or the Security Holders, which application shall be accompanied by evidence of the Cash Flow in a form satisfactory to the Exchange. Application for release under this paragraph 6(b) may only be made once per year and may only relate to Cash Flow in the preceding fiscal year or the fiscal years of the Issuer since the last release from escrow under this paragraph 6(b) of this Agreement, whichever is greater. All Escrowed Securities released from escrow shall, unless otherwise directed by the Exchange, be released pro-rata to the Security Holders in accordance with the holding as set out on Schedule "A".

7. A release from escrow of all or part of the Escrowed Securities shall terminate this Agreement only in respect to those Escrowed Securities so released. For greater certainty this paragraph does not apply to Escrowed Securities transferred within escrow. Upon release of all of the Escrowed Securities, this Agreement shall be terminated.

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                                       4

8. The Security Holders shall, if a dividend is declared while any Escrowed Securities are held in escrow under this Agreement, renounce and release any right to receive payment of the dividend on the Escrowed Securities then held in escrow.

9. (a) In the event that the Issuer has lost, alienated or has not obtained a good or marketable title to, or has abandoned or discontinued development of, any or all of the Property which was or formed part of the consideration for which the Escrowed Securities were issued, or that any or all of the Property has become of little or no value, the Issuer shall declare the occurrence of that event, with full particulars thereof, to the Exchange by a resolution of its directors.

     (b) The Security Holders agree with the Issuer and the Trustee that in the event of any such loss, alienation, failure to acquire title, or of such abandonment or discontinuance of development or diminution of value, the Escrowed Securities then held in escrow shall not be cancelled or released from escrow, in whole or in part, except with the consent of the Exchange.

     (c) The Exchange may, in its sole discretion, having regard to the number and value of the securities issued for the Property, the value of the Property as ultimately established and such other circumstances as it may consider relevant, determine the number of Escrowed Securities to be cancelled or released and shall communicate its decision in writing to the Trustee. If the Exchange determines that less than all the Escrowed Securities then held in escrow shall be cancelled or released, the Escrowed Securities to be cancelled or released shall be taken rateably from the Escrowed Securities held by each of the Security Holders, unless the Exchange otherwise directs or the Security Holders, with the consent of the Exchange, otherwise agree in writing.

     (d) On receipt by the Trustee of a determination to cancel, the Security Holders shall tender the required number of Escrowed Securities to the Issuer by way of gift for cancellation and, the Issuer shall thereupon take the necessary action, by way of reduction of capital or otherwise, to cancel them, and the certificates for those Escrowed Securities shall be delivered up for cancellation by the Issuer's transfer agent.

     (e) The Security Holders undertake and agree to vote and cause to be voted their Escrowed Securities in a manner consistent with the terms, conditions and intent of this Agreement in relation to the aforesaid gifting back of Escrowed Securities for cancellation.

10. All voting rights attached to the Escrowed Securities shall at all times be exercised by the respective registered owners thereof.

11. The Issuer and the Security Holders hereby agree to and do hereby release and indemnify and save harmless the Trustee from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Trustee's compliance in good faith with the terms hereof.

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                                       5

12. The Issuer hereby acknowledges the terms and conditions of this Agreement and agrees to take all reasonable steps to facilitate its performance and to pay the Trustee's proper charges for its services as trustee of this escrow.

13. If the Trustee should wish to resign, it shall give at least 3 months notice to the Issuer which may, with the written consent of the Exchange, by writing appoint another Trustee in its place and such appointment shall be binding on the Security Holders and the new trustee shall assume and be bound by the obligations of the Trustee hereunder.

14. The covenants of the Security Holders with the Issuer in this Agreement are made with the Issuer both in its own right and as trustee for the holders from time to time of free Escrowed Securities in the Issuer, and may be enforced not only by the Issuer but also by any holder of free securities.

15. This Agreement may be executed in several parts of the same form and the parts as so executed shall together constitute one original Agreement, and the parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

16. Wherever the singular or masculine is used, the same shall be construed to include the plural or feminine or neuter where the context so requires.

17. This Agreement shall enure to the benefit of and be binding on the parties to this Agreement and each of their heirs, executors, administrators, successors and assigns.

18. If the policy of the Exchange relating to escrow requirements changes within three months of the date hereof, the Exchange will consider an application by the Security Holders to vary the escrow requirements set out herein such that the Escrowed Securities under this agreement be held in escrow on terms in accordance with the new rules.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.

                              KWIKSTAR COMMUNICATIONS LTD.


                              Per: /s  L.C. Fowler
                                  ___________________________________


                              Per:
                                  ___________________________________


                              MONTREAL TRUST COMPANY OF CANADA


                              Per:  /s/  Montreal Trust of Canada
                                  ___________________________________


                              Per:
                                  ___________________________________

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                                       6

                              MPR TELTECH LTD.


                              Per:  /s/  I.R. Bardsley
                                  ___________________________________


                              Per:  /s/  James W. Peters
                                  ___________________________________



                              945 INVESTMENTS LTD.


                              Per:  /s/  Douglas E. Ford
                                  ___________________________________


                              Per:
                                  ___________________________________

                                  SCHEDULE "A"



          To an Agreement dated the 1st day of April, 1996 and made among Kwikstar Communications Ltd. therein called the "Issuer", Montreal Trust Company of Canada therein called the "Trustee" and a Security Holders of the Issuer, therein called the "Security Holders".



                                          Number of        Certificate
Name of                       Type        Securities        Number of
Security Holders          of Securities    Escrowed    Securities Escrowed
- -----------------------   -------------   ----------   -------------------
MPR Teltech Ltd.          Common Shares    6,104,658
                                                         ________________

945 Investments Ltd.      Common Shares    3,000,000
                                           ---------     ________________

                              TOTAL        9,104,658
                                           =========




                            DESCRIPTION OF PROPERTY
                            -----------------------



     4,046,515 common shares in the capital of DCI owned by MPR Teltech Ltd. and 2,000,000 common shares in the capital of DCI owned by 945 Investments Ltd.